Exhibit 10.1

Amendment No. 1
to the
CIGNA CORPORATION STOCK PLAN

Section 3.3(f) of Article 3 is amended in its entirety to read as follows:

(f)

Any outstanding option granted on or after July 26, 2000 and held by a Participant at Termination of Employment due to death, Disability, Early Retirement or Retirement shall become or remain exercisable in accordance with the terms and conditions established by the Committee at the time of grant.